NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	DANIEL L. KRIEGER,
CHAIRMAN
(515) 232-6251

JULY 13, 2007

AMES NATIONAL CORPORATION
ANNOUNCES SECOND QUARTER AND FIRST SIX MONTHS
2007 EARNINGS

Net income for the second quarter of 2007 was $2,827,000, or $0.30 per share, a 2% increase from the $2,765,000 or $0.29 per share earned during the same period in 2006.  The improvement in earnings can be attributed to higher net interest income of $152,000, a one-time increase in trust revenues of $275,000, and higher securities gains of $182,000.  Tempering these improvements in income was higher quarterly provisions for loan losses of $144,000 in 2007 compared to a negative provision of $303,000 recorded in 2006.  In addition, salaries and employee benefits costs were higher primarily as the result of staffing First National Bank’s new office in Ankeny, Iowa.

For the three month periods ending June 30, 2007 and 2006, the Company’s annualized return on average assets was 1.33% and 1.35%, respectively.  For the same periods, the annualized return on average equity was 10.09% and 10.22%, respectively.  The net interest margin for the most recent quarter was 3.31% compared to 3.29% for the same quarter in 2006.  The efficiency ratio for the quarter ending June 30, 2007 and 2006 was 51.68% and 53.84%, respectively.  The improvement in this ratio is reflective of the higher net interest income, trust revenue, and security gains.

For the six month period ending June 30, 2007, the Company earned net income of $5,348,000, or $0.57 per share, a 6% decrease from net income of $5,677,000, or $0.60 per share, earned a year ago.  The decline in income can be attributed to increased loan loss provision expense and higher salary and employee benefit expense.  In addition, the prior year’s results were aided by income resulting from the reduction in the allowance for loan losses of $273,000 and a gain on the foreclosure of real estate of $471,000.  Higher trust revenues and security gains had a favorable impact on earnings for the six months ended June 30, 2007 compared to the same period a year ago.

The Company’s annualized return on average assets was 1.27% and 1.39% with an annualized return on average equity of 9.54% and 10.44%, for the six month periods ending June 30, 2007 and 2006, respectively.  The efficiency ratio for the six months ending June 30, 2007 and 2006 was 53.46% and 52.02%, respectively.  The net interest margin for the most recent six month period was 3.28% compared to 3.31% for the same period in 2006.

Assets were $840 million as of June 30, 2007, a 2% increase over the $822 million posted a year ago.  The increase in assets relates primarily to the purchases of securities available for sale and higher loan volumes.

Net loans totaled $441 million, a 3% increase over the $430 million posted one year ago.  The allowance for loan losses totaled $6,689,000 as of June 30, 2007 with a net recovery of loans of $10,000 recorded for the quarter ending June 30, 2007.  This compares to an allowance for loan losses of $6,468,000 as of June 30, 2006 with net charged-off loans of $11,000 recorded for the quarter ending June 30, 2006.

Deposits decreased $2 million or 0.3% to $670 million as of June 30, 2007 compared to one year earlier as the result of lower money market and other time deposit balances.

Total stockholders’ equity of $110 million was 3% higher than the $107 million recorded on June 30, 2006.  This increase in capital relates primarily to the market value of the affiliate banks’ bond portfolios improving as maturing bonds have been reinvested at market rates.  As of June 30, 2007, there was $2.5 million in unrealized gains in securities, net of deferred tax liability, compared to $0.4 million in unrealized gains on June 30, 2006.  The ratio of stockholders’ equity to total assets remained at 13% for June 30, 2007 and 2006.

Company stock, under the symbol ATLO, is traded on the NASDAQ Capital Market and ranged in price from $21.00 to $23.19 during the second quarter of 2007 and closed at $21.51 on June 29, 2007.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Randall-Story State Bank, Story City; and United Bank & Trust, Marshalltown.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(unaudited)

	June 30,	June 30,
ASSETS	2007	2006

Cash and due from banks	$19,255,762	$18,632,106
Federal funds sold	-	11,150,000
Interest bearing deposits in financial institutions	1,010,523	4,373,148
Securities available-for-sale	351,099,722	333,959,950
Loans receivable, net	441,320,062	429,548,140
Loans held for sale	2,094,327	1,380,669
Bank premises and equipment, net	13,761,917	11,557,644
Accrued income receivable	7,712,138	6,567,073
Deferred income taxes	690,829	1,882,303
Other assets	3,105,341	2,893,674
Total assets	$840,050,621	$821,944,707

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$71,606,140	$72,020,426
NOW accounts	154,583,055	151,090,394
Savings and money market	160,263,988	166,285,257
Time, $100,000 and over	106,054,915	100,511,727
Other time	178,147,623	182,543,829
Total deposits	670,655,721	672,451,633

Federal funds purchased and securities sold under agreements to repurchase	49,425,759	35,987,930
Other short-term borrowings	1,286,770	29,957
FHLB term advances	2,000,000	-
Dividends payable	2,545,987	2,450,503
Accrued expenses and other liabilities	4,064,406	3,770,281
Total liabilities	729,978,643	714,690,304

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; 9,429,580 and 9,425,013 shares issued and outstanding at June 30, 2007 and June 30, 2006, respectively	18,859,160	18,850,026
Additional paid-in capital	22,588,691	22,498,904
Retained earnings	66,114,331	65,491,202
Accumulated other comprehensive income, net unrealized gain on securities available-for-sale	2,509,796	414,271
Total stockholders' equity	110,071,978	107,254,403

Total liabilities and stockholders' equity	$840,050,621	$821,944,707

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Interest and dividend income:
Loans	$7,864,594	$7,357,897	$15,437,801	$14,559,841
Securities
Taxable	2,322,316	2,127,842	4,659,405	4,168,073
Tax-exempt	1,189,988	1,040,194	2,384,314	2,076,557
Federal funds sold	149,213	92,691	179,390	103,994
Dividends	383,982	359,005	774,550	698,779

Total interest income	11,910,093	10,977,629	23,435,460	21,607,244

Interest expense:
Deposits	5,483,677	4,968,077	10,808,882	9,404,262
Other borrowed funds	522,757	257,605	1,014,917	600,224

Total interest expense	6,006,434	5,225,682	11,823,799	10,004,486

Net interest income	5,903,659	5,751,947	11,611,661	11,602,758

Provision (credit) for loan losses	143,877	(302,854)	153,605	(273,230)

Net interest income after provision (credit) for loan losses	5,759,782	6,054,801	11,458,056	11,875,988

Non-interest income:
Trust department income	721,320	389,676	1,104,665	753,078
Service fees	474,593	497,729	903,207	905,051
Securities gains, net	452,554	270,830	906,077	515,308
Gain on sale of loans held for sale	195,004	172,521	302,108	283,987
Merchant and ATM fees	144,611	133,160	282,285	276,220
Gain on foreclosure of real estate	—	—	—	471,469
Other	142,783	134,651	280,658	286,193

Total non-interest income	2,130,865	1,598,567	3,778,999	3,491,306

Non-interest expense:
Salaries and employee benefits	2,563,314	2,372,072	5,063,267	4,787,278
Data processing	557,915	582,175	1,108,357	1,082,277
Occupancy expenses	300,084	287,920	621,488	597,879
Other operating expenses	731,223	715,330	1,434,372	1,384,961

Total non-interest expense	4,152,536	3,957,497	8,227,484	7,852,395

Income before income taxes	3,738,111	3,695,871	7,009,571	7,514,899

Income tax expense	910,680	931,053	1,661,126	1,837,714

Net income	$2,827,431	$2,764,818	$5,348,445	$5,677,185

Basic and diluted earnings per share	$0.30	$0.29	$0.57	$0.60

Declared dividends per share	$0.27	$0.26	$0.54	$0.50